SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT (the “Agreement”) made as of this 17th day of November, 2021, by and between Christian Brothers Investment Services, Inc. (the “Adviser”), an Illinois corporation with its principal place of business at 125 S. Wacker Drive, Suite 2400, Chicago, IL 60606, and Global Alpha Capital Management, Ltd. (the “Sub-Adviser”), a Canada corporation, with a principal place of business at 1800 McGill College Avenue, Suite 1300, Montreal, Quebec, Canada H3A 3J6.

W I T N E S S E T H

WHEREAS, pursuant to authority granted to the Adviser by the Board of Trustees (the “Board”) of the Catholic Responsible Investments Funds (the “Trust”), a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), on behalf of the series set forth on Schedule A to this Agreement (each, a “Fund,” and, collectively, the “Funds”), and pursuant to the provisions of the Investment Advisory Agreement, dated as of November 17, 2021, by and between the Adviser and the Trust (the “Management Agreement”), the Adviser has selected the Sub-Adviser to act as sub-investment adviser of each Fund and to provide certain related services, as more fully set forth below, and to perform these services under the terms and conditions hereinafter set forth; and

WHEREAS, each of the Adviser and the Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Management Agreement contemplates that the Adviser may appoint a subadviser to perform some or all of the services for which the Adviser is responsible thereunder; and

WHEREAS, the Sub-Adviser is willing to furnish these services to the Adviser and each Fund listed in Schedule A to this Agreement, as said Schedule may be amended from time to time upon mutual agreement of the parties.

NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the parties do hereby agree as follows:

1.	The Sub-Adviser’s Services.

(a)       Discretionary Investment Management Services. The Sub-Adviser shall act as sub-investment adviser with respect to each Fund in regard to those Fund assets as may be allocated by the Adviser to the Sub-Adviser (the “Assets”). In said capacity, the Sub-Adviser, subject to the supervision of the Adviser and the Board, regularly shall provide the Fund with investment research, advice, and supervision and shall furnish continuously an investment program, consistent with the investment objectives and policies of the Fund. The Sub-Adviser shall determine, from time to time, what securities and other instruments shall be purchased for the Fund, what securities and other instruments shall be held or sold by the Fund, and what portion of the Fund’s assets shall be held uninvested in cash, subject always to the provisions of the Trust’s Agreement and Declaration of Trust, the Trust’s By-Laws, and the Trust’s registration statement on Form N-1A (the “Registration Statement”) under the 1940 Act, and under the Securities Act of 1933, as amended (the “1933 Act”), covering Fund shares, as filed with the Securities and Exchange Commission (the “Commission”), and to the investment objectives, policies, and restrictions of the Fund, as each of the same from time to time shall be in effect and as soon as practical after each has been provided to the Sub-Adviser by the Adviser. To carry out these obligations, the Sub-Adviser shall exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund itself might or could do with respect to purchases, sales, or other transactions, as well as with respect to all other such things necessary or incidental to the furtherance or conduct of said purchases, sales, or other transactions, and may buy, sell or exercise rights and warrants to subscribe for securities and exercise conversion and redemption, exchange and retraction privileges pertaining to securities held. No reference in this Agreement to the Sub-Adviser having full discretionary authority over the Fund’s investments in any way shall limit the right of either the Adviser or the Board, in either the Adviser’s or the Board’s respective sole discretion, to establish or revise policies in connection with the management of the Fund’s assets or to otherwise exercise either the Adviser’s or the Board’s respective right to control the overall management of the Fund’s assets. As applicable and appropriate, and without limiting the generality of the foregoing, the Sub-Adviser has the authority to enter into trading agreements on behalf of the Fund and to adhere on the Fund’s behalf to the applicable International Swaps & Derivatives Association (“ISDA”) over-the-counter (“OTC”) derivatives transaction protocols and to enter into client agency agreements or other documents that may be required to effect OTC derivatives transaction through swap execution facilities (i.e., “SEFs”).

(b)       Compliance. The Sub-Adviser agrees to comply with the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the 1933 Act, the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Commodity Exchange Act and the respective rules and regulations thereunder, as applicable, as well as with all other applicable federal and state laws, rules, regulations, and case law that relate to the services and relationships described hereunder and to the conduct of the Sub-Adviser’s business as a registered investment adviser. The Sub-Adviser also agrees to comply with (i) the objectives, policies, and restrictions set forth in the Registration Statement of each Fund, as amended or supplemented, as it relates to the Assets and the Sub-Adviser, and (ii) with any policies, guidelines, instructions, and procedures applicable to the Assets or the Sub-Adviser that are approved by the Board or the Adviser; in each case – both (i) and (ii) – as soon as practicable after the same is provided in writing to the Sub-Adviser by the Fund or the Adviser. The Sub-Adviser shall have no liability for any failure to comply with any policies, guidelines, instructions or procedures which have not been delivered to the Sub-Adviser, in writing, in accordance with this subsection 1(b). In selecting the Fund’s portfolio securities and performing the Sub-Adviser’s obligations hereunder, the Sub-Adviser shall cause the Fund to comply with the diversification and source of income requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as a regulated investment company. The Sub-Adviser shall maintain compliance procedures that the Sub-Adviser reasonably believes are adequate to ensure the compliance with the foregoing. No supervisory activity undertaken by the Adviser or by the Board shall limit the Sub-Adviser’s full responsibility for any of the foregoing. The Adviser promptly shall notify the Sub-Adviser as to any act or omission of the Sub-Adviser hereunder that the Adviser reasonably deems to constitute or to be the basis of any noncompliance or nonconformance with any of the Trust’s Declaration of Trust and By-Laws and the Registration Statement, any instructions and directions received from the Adviser or the Trustees of the Trust or the 1940 Act, the Code, the 1934 Act, the Advisers Act, Commodity Exchange Act, and all other applicable federal and state laws and regulations. The Adviser timely will provide the Sub-Adviser with any materials or information which the Sub-Adviser may reasonably request to enable it to perform its functions under this Agreement.

The Trust, through the Administrator, shall perform quarterly tax compliance tests to ensure that the Fund is in compliance with Subchapter M and, if applicable, Section 817(h) of the Code. In connection with such compliance tests, the Trust shall inform the Sub-Adviser if the Assets are out of compliance with the diversification requirements under either Subchapter M or, if applicable, Section 817(h). If the Trust notifies the Sub-Adviser that the Assets are not in compliance with such requirements noted above, the Sub-Adviser will take reasonably prompt action to bring the Assets back into compliance within the time permitted under the Code thereunder.

The Adviser will provide the Sub-Adviser with reasonable advance notice of any change in the Fund’s investment objectives, policies and restrictions as stated in the Registration Statement, and the Sub-Adviser shall, in the performance of its duties and obligations under this Agreement, manage the Assets consistent with such changes, provided that the Sub-Adviser has received prompt notice of the effectiveness of such changes from the Trust or the Adviser. In addition to such notice, the Adviser shall provide to the Sub-Adviser a copy of a modified Prospectus reflecting such changes.

(c)        Proxy Voting. Pursuant to Board authority, the Adviser has the delegated authority to determine how proxies with respect to securities that are held by each Fund shall be voted. The Adviser, and not the Sub-Adviser, is responsible for voting proxies for the Fund.

The Sub-Adviser promptly shall forward to the Adviser any information or documents necessary for the Adviser to exercise the Adviser’s proxy voting responsibilities.

For the avoidance of doubt, the Sub-Adviser shall not be responsible for filing shareholder resolutions or engaging in corporate dialogues with respect to companies held in a Fund’s portfolio in furtherance of Adviser’s Commitment to Catholic Responsible Investments.

(d)       Recordkeeping. The Sub-Adviser shall not be responsible for the provision of administrative, bookkeeping, or accounting services to each Fund, except as otherwise provided herein or as may be necessary for the Sub-Adviser to supply to the Adviser, the Trust, or the Trust’s Board the information required to be supplied under this Agreement by Sub-Adviser.

The Sub-Adviser shall maintain separate books and detailed records of all matters pertaining to the Fund’s Assets advised by the Sub-Adviser as required by Rule 31a-1 under the 1940 Act (other than those records required to be maintained by the Adviser, or any administrator, custodian, or transfer agent appointed by the Trust) relating to the Sub-Adviser’s responsibilities provided hereunder with respect to the Fund, and shall preserve said records for the periods and in a manner prescribed therefore by Rule 31a-2 under the 1940 Act (hereinafter, the “Fund Books and Records”). The Fund Books and Records shall be available to the Adviser and the Board at any time upon request, shall be delivered to the Trust upon the termination of this Agreement, and shall be available without delay during any day the Trust is open for business. Notwithstanding anything else to the contrary herein, the Sub-Adviser shall retain a right to use the investment performance and track record of the Assets (including in marketing) to the extent permitted by law. Further, for the avoidance of doubt, the Sub-Adviser shall be entitled to retain and use records of each of its transactions and other records pertaining to the Assets and the Fund as are necessary to support any such uses of the investment performance and track record.

(e)       Holdings Information and Pricing. The Sub-Adviser shall provide regular reports regarding each Fund’s holdings, and, on the Sub-Adviser’s own initiative, may furnish the Adviser, the Trust, and the Trust’s Board from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose. The Sub-Adviser agrees to notify the Adviser and the Board promptly if the Sub-Adviser reasonably believes that the value of any security held by a Fund may not reflect fair value. The Sub-Adviser agrees to provide, upon reasonable request of the Adviser or Trust, any pricing information of which the Sub-Adviser is aware and which is in its possession, to the Adviser, Trust, the Trust’s Board, and/or any Fund pricing agent to assist in the determination of the fair value of any Fund holdings for which market quotations are not readily available or as otherwise required in accordance with the 1940 Act or the Trust’s valuation procedures for the purpose of calculating the Fund’s net asset value in accordance with procedures and methods established by the Board. The Adviser and the Trust acknowledge that any such pricing information or any other information, data or analyses provided hereunder may be proprietary to the Sub-Adviser or otherwise consist of nonpublic information, agree that nothing in this Agreement shall require Sub-Adviser to provide any information, data or analysis in contravention of applicable legal or contractual requirements, and agree to use any such information only for the purpose of pricing portfolio securities and to maintain their confidentiality. The Adviser and the Trust hereby acknowledge that the Sub-Adviser is not responsible for pricing portfolio securities, instruments, or any other Assets.

(f)       Cooperation With Agents of the Adviser and the Trust. The Sub-Adviser agrees to cooperate with and provide reasonable assistance to the Adviser, the Trust, any Trust custodian or foreign sub-custodians, any Trust pricing agents, and all other agents and representatives of the Adviser and the Trust with respect to such information regarding each Fund as said entities reasonably may request from time to time in the performance of said entities’ obligations, to provide prompt responses to reasonable requests made by said persons, and to establish appropriate interfaces with each so as to promote the efficient exchange of information and compliance with applicable laws and regulations.

(g)       Consultation With Other Sub-Advisers. In performance of the Sub-Adviser’s duties and obligations under this Agreement, the Sub-Adviser shall not consult with any other subadviser to a Fund or a subadviser to a portfolio that is under common control with the Fund concerning transactions for the Fund, except as permitted by the policies and procedures of the Fund. The Sub-Adviser shall not provide investment advice to any assets of the Fund other than the Assets managed by the Sub-Adviser.

2.	Code of Ethics.

The Sub-Adviser has adopted a written code of ethics (the “Code of Ethics”) that the Sub-Adviser reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act (“Rule 17j-1”), which the Sub-Adviser has provided to the Adviser and the Trust. The Sub-Adviser shall ensure that the Sub-Adviser’s “Access Persons” (as that term is defined in the Sub-Adviser’s Code of Ethics) comply in all material respects with the Sub-Adviser’s Code of Ethics, as in effect from time to time. Upon request, the Sub-Adviser shall provide the Adviser and the Trust with (i) a copy of the Sub-Adviser’s current Code of Ethics, as in effect from time to time, and (ii) a certification that the Sub-Adviser has adopted procedures reasonably necessary to prevent Access Persons (as defined in the Sub-Adviser’s Code of Ethics) from engaging in any conduct prohibited by the Sub-Adviser’s Code of Ethics. Annually, the Sub-Adviser shall furnish a written report to the Adviser and the Trust’s Board concerning the Sub-Adviser’s Code of Ethics, which annual report shall comply with the requirements of Rule 17j-1. The Sub-Adviser shall respond to requests for information from the Adviser and the Trust as to violations of the Code by Access Persons and the sanctions imposed by the Sub-Adviser. The Sub-Adviser promptly shall notify the Adviser and the Trust of any material violation of the Code, whether or not said violation relates to a security held by a Fund.

The Adviser and the Trust acknowledge and agree that the Sub-Adviser, or any of its directors, officers, employees or beneficial owners may purchase, for his or her own account, the same securities as are purchased for the Trust or a Fund but all such purchases will be made in compliance with the Personal Trading Code adopted by the Sub-Adviser.

3.	Information and Reporting.

The Sub-Adviser shall provide the Adviser, the Trust, and the Adviser’s and the Trust’s respective officers with such periodic reports concerning the obligations that the Sub-Adviser has assumed under this Agreement as the Adviser and the Trust from time to time reasonably may request.

(a)       Notification of Breach / Compliance Reports. The Sub-Adviser shall notify the Trust’s Chief Compliance Officer and Adviser’s Chief Compliance Officer promptly upon detection of (i) any material failure to manage a Fund in accordance with the Fund’s investment objectives and policies or any applicable law; or (ii) any material breach of any of the Fund’s or the Sub-Adviser’s policies, guidelines, or procedures. In addition, the Sub-Adviser shall provide a quarterly report regarding each Fund’s compliance with the Fund’s investment objectives and policies, applicable law, including, but not limited to, the 1940 Act and Subchapter M of the Code, and the Fund’s and the Adviser’s policies, guidelines, or procedures as applicable to the Sub-Adviser’s obligations under this Agreement. The Sub-Adviser acknowledges and agrees that the Adviser, in the Adviser’s discretion, may provide these quarterly compliance certifications to the Board. The Sub-Adviser agrees to correct any said failure promptly and to take any action that the Board and/or the Adviser reasonably may request in connection with any said breach. Upon request, the Sub-Adviser also shall provide the officers of the Trust with supporting certifications in connection with such certifications of Fund financial statements and disclosure controls pursuant to the Sarbanes-Oxley Act of 2002, as amended. The Sub-Adviser promptly shall notify the Trust and the Adviser in the event that: (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry, or investigation, at law or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which a Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with the federal or state securities laws; or (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as that term is defined in the 1940 Act) has occurred or otherwise is proposed to occur.

(b)       Inspection. Upon reasonable prior written request, the Sub-Adviser agrees to make the Sub-Adviser’s records and premises (including the availability of the Sub-Adviser’s employees for interviews) -- to the extent that these records relate to the conduct of services provided to each Fund or the Sub-Adviser’s conduct of the Sub-Adviser’s business as an investment adviser -- reasonably available during normal business hours for compliance audits by the Adviser and/or the Trust’s officers, employees, accountants, or counsel; in this regard, the Trust and the Adviser acknowledge that the Sub-Adviser shall have no obligation to make available proprietary information unrelated to the services provided by the Sub-Adviser to the Fund or any information related to other clients of the Sub-Adviser, except to the extent necessary for the Adviser to confirm the absence of any conflict of interest and compliance with any laws, rules, or regulations in the Sub-Adviser’s management of the Fund.

(c)       Board and Filings Information. The Sub-Adviser shall provide the Adviser and the Trust with any information reasonably requested regarding the Sub-Adviser’s management of each Fund required for any meeting of the Board, or for any shareholder report, Form N-CSR, Form N-Q, Form N-PX, Form N-CEN, Form N-PORT, amended registration statement, proxy statement, or prospectus supplement to be filed by the Trust with the Commission. Upon prior written request, the Sub-Adviser shall make the Sub-Adviser’s officers and employees available during normal business hours to meet with the Board from time to time to review the Sub-Adviser’s investment management services to the Fund in light of current and prospective economic and market conditions and shall furnish to the Board such information as may reasonably be necessary in order for the Board to evaluate this Agreement or any proposed amendments thereto.

(d)       Transaction Information. Upon prior written request of the Adviser or the Trust, the Sub-Adviser shall furnish to the Adviser and the Trust such information in its possession concerning portfolio transactions as may be necessary to enable the Adviser, the Trust, or the Adviser’s or the Trust’s respective designated agents to perform such compliance testing on each Fund and the Sub-Adviser’s services as the Adviser and the Trust, in the Adviser’s or the Trust’s respective sole discretion, may determine to be appropriate. The provision of said information by the Sub-Adviser to the Adviser, the Trust, or the Adviser’s or the Trust’s respective designated agents in no way relieves the Sub-Adviser of the Sub-Adviser’s own responsibilities under this Agreement. Transaction information shall be considered “Confidential Information”, as that term is defined below.

4.	Brokerage.

(a)       Principal Transactions. In connection with purchases or sales of securities for the account of a Fund, neither the Sub-Adviser nor any of the Sub-Adviser’s directors, officers, or employees shall act as a principal or agent or receive any commission except as permitted by the 1940 Act.

(b)       Placement of Orders. The Sub-Adviser shall arrange for the placing of all orders for the purchase and sale of securities and other investments for each Fund’s account with such persons, brokers or dealers (collectively, “Brokers”) selected by the Sub-Adviser. The Sub-Adviser shall place these orders with or through such Brokers chosen by the Sub-Adviser to carry out the policy with respect to brokerage set forth in the Fund’s Prospectus or as the Board or the Adviser may direct in writing from time to time, in conformity with all federal securities laws and subject to the provisions of Section 4 of this Agreement.

(c)       Best Execution. In executing Fund transactions and selecting Brokers, the Sub-Adviser is directed at all times to seek to use the Sub-Adviser’s best efforts to seek on behalf of each Fund the most-favorable execution, net price, and best overall terms available under the circumstances. In assessing the best overall terms available for any transaction, the Sub-Adviser shall consider all factors that the Sub-Adviser deems relevant, including, among other factors, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. The Sub-Adviser shall have the express authority to negotiate, open, continue, and terminate brokerage accounts and other trading arrangements with respect to all portfolio transactions entered into by the Sub-Adviser for a Fund.

(d)       Access To Brokerage and Research. It also is understood that it is desirable for each Fund that the Sub-Adviser have access to brokerage and research services provided by brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers, consistent with Section 28(e) of the 1934 Act and any Commission staff interpretations thereof. The Sub-Adviser, therefore, is authorized to place orders for the purchase and sale of securities for the Fund with these brokers, subject to review by the Adviser and the Board from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by these brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser’s or the Sub-Adviser’s affiliates’ services to other clients.

In evaluating the best overall terms available, and in selecting the broker-dealer to execute a particular transaction, the Sub-Adviser, therefore, also may consider the “brokerage and research services” provided (as this term is defined in Section 28(e) of the 1934 Act). Consistent with any guidelines established by the Board and Section 28(e) of the 1934 Act, the Sub-Adviser is authorized to pay to a broker or dealer who provides said brokerage and research services a commission for executing a portfolio transaction for a Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Adviser in good faith determines that this commission was reasonable in relation to the value of the brokerage and research services provided by the broker or dealer viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Adviser to the Sub-Adviser’s discretionary clients, including the Funds.

(e)       Affiliated Brokers. The Sub-Adviser or any of the Sub-Adviser’s affiliates may act as broker in connection with the purchase or sale of securities or other investments for a Fund, subject to: (a) the requirement that the Sub-Adviser seek to obtain best execution and price within the policy guidelines determined by the Board and set forth in the Fund’s current Registration Statement; (b) the provisions of the 1940 Act; (c) the provisions of the Advisers Act; (d) the provisions of the 1934 Act; and (e) other provisions of applicable law. These brokerage services are not within the scope of the duties of the Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures adopted by the Board, the Sub-Adviser or the Sub-Adviser’s affiliates may receive brokerage commissions, fees, or other remuneration from a Fund for these services in addition to the Sub-Adviser’s fees for services under this Agreement.

(f)       Aggregated Transactions. The Sub-Adviser is authorized to allocate purchase and sale orders for securities to brokers or dealers (including brokers and dealers that are affiliated with the Adviser, the Sub-Adviser, or the Trust’s principal underwriter) if the Sub-Adviser believes that the quality of the transaction and the commission are comparable to what these would be with other qualified firms. On occasions when the Sub-Adviser deems the purchase or sale of a security or other instrument to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable law and regulations, may, but shall be under no obligation to, aggregate the order for securities and other instruments to be sold or purchased. In said event, the Sub-Adviser shall allocate securities or other instruments (including futures contracts) so purchased or sold, as well as the expenses incurred in the transaction, in the manner the Sub-Adviser reasonably considers to be equitable and consistent with the Sub-Adviser’s fiduciary obligations to the Fund and to such other clients under the circumstances.

(g)       Reporting of Transactions. The Sub-Adviser shall provide each Fund’s custodian that holds Assets on each business day with information relating to all transactions concerning the Assets as reasonably requested by the custodian and shall provide the Adviser with such information as may be reasonably requested by the Adviser, and shall otherwise shall cooperate with and provide reasonable assistance to the Adviser, the Trust’s administrator, the Trust’s custodians and foreign custodians, the Trust’s transfer agent and pricing agents, and all other agents and representatives of the Trust.

(h)       Borrowing. The Adviser may arrange for a Fund to may make borrowing arrangements on a short-term basis to service redemption and distribution obligations of a Fund.

5.	Custody.

Nothing in this Agreement shall permit the Sub-Adviser to take or receive physical possession of cash, securities, or other investments of a Fund. The Trust or the Adviser shall notify the Sub-Adviser of the identities of its custodian banks and the custody arrangements therewith with respect to the Assets and shall give the Sub-Adviser written notice of any changes in such custodian banks or custody arrangements. The Sub-Adviser shall have no liability for the acts or omissions of the authorized custodian(s), unless such act or omission is required by and taken in reliance upon instructions given to the authorized custodian(s) by a representative of the Sub-Adviser properly authorized (pursuant to written instruction by the Adviser) to give such instructions and, in such case, only to the extent that the Sub-Adviser has breached the standard of conduct set forth in Section 14(b). Notwithstanding any other provision in this Agreement or in any agreement executed with the Fund’s custodian, the Adviser confirms, and the Sub-Adviser acknowledges and agrees, that the Sub-Adviser shall have no authority whatsoever, nor any authority to direct the custodian, to withdraw or transfer funds or securities from an account otherwise than in connection with effecting or settling trades for the account pursuant to this Agreement. The custodian and not the Sub-adviser is responsible for the collection of income, dividends, and other distributions and for other functions incidental to the role of the custodian.

6.	Allocation of Charges and Expenses.

The Sub-Adviser shall bear the Sub-Adviser’s own costs of providing services hereunder. Other than as herein specifically indicated, the Sub-Adviser shall not be responsible for a Fund’s or the Adviser’s expenses, including brokerage and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments.

7.	Representations, Warranties, and Covenants.

(a)       Properly Registered. The Sub-Adviser is registered as an investment adviser under the Advisers Act, and shall remain so registered for the duration of this Agreement. The Sub-Adviser is not prohibited by the Advisers Act or the 1940 Act from performing the services contemplated by this Agreement, and, to the best knowledge of the Sub-Adviser, there is no proceeding or investigation that reasonably is likely to result in the Sub-Adviser being prohibited from performing the services contemplated by this Agreement. The Sub-Adviser agrees promptly to notify the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser to an investment company. The Sub-Adviser is in compliance in all material respects with all applicable federal and state law in connection with the Sub-Adviser’s investment management operations.

(b)       ADV Disclosure. The Sub-Adviser has provided the Adviser and the Trust with a copy of Part 1 of the Sub-Adviser’s Form ADV, as most-recently filed with the Commission, and with a copy of Part 2 of the Sub-Adviser’s Form ADV, as most-recently updated, and, promptly after filing any amendment to the Sub-Adviser’s Form ADV filed with the Commission or updating Part 2 of the Sub-Adviser’s Form ADV, shall furnish a copy of said amendments or updates to the Adviser and the Trust. The information contained in the Adviser’s Form ADV is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which said statements were made, not misleading.

(c)       Fund Disclosure Documents. The Sub-Adviser has reviewed, and in the future shall review, the Registration Statement, summary prospectus, prospectus, statement of additional information, periodic reports to shareholders, reports and schedules filed with the Commission (including any amendment, supplement, or sticker to any of the foregoing), and advertising and sales material relating to each Fund (collectively the “Disclosure Documents”), and represents and warrants that said Disclosure Documents contain or shall contain no untrue statement of any material fact and do not and shall not omit any statement of material fact required to be stated therein or necessary to make the statements therein not misleading.

(d)       Use of the Name. Subject to the terms set forth in Section 8(a) of this Agreement, the Sub-Adviser has the right to use the name “Catholic Responsible Investments” in connection with the Sub-Adviser’s services to the Trust, and the Adviser and the Trust shall have the right to use the name “Global Alpha Capital Management, Ltd.” in connection with the management and operation of each Fund until this Agreement is terminated as set forth herein. The Sub-Adviser is not aware of any threatened or existing actions, claims, litigation, or proceedings that adversely would affect or prejudice the rights of the Sub-Adviser to use the name “Global Alpha Capital Management, Ltd.”

(e)       Insurance. The Sub-Adviser maintains errors and omissions insurance coverage in a commercially reasonable amount and shall provide: (i) prior written notice to the Trust of any material changes in the Sub-Adviser’s insurance policies or insurance coverage; or (ii) notice if any material claims are made on the Sub-Adviser’s insurance policies. Furthermore, the Sub-Adviser, upon reasonable request, shall provide the Trust with any information that the Sub-Adviser reasonably may require concerning the amount of or scope of said insurance.

(f)       No Detrimental Agreement. The Sub-Adviser represents and warrants that the subadviser has no arrangement or understanding with any party, other than the Adviser and the Trust, that would influence the decision of the Sub-Adviser with respect to the Sub-Adviser’s selection of securities for a Fund, and that all selections shall be done in accordance with what is in the best interest of the Fund.

(g)       Conflicts. The Sub-Adviser shall act honestly, in good faith, and in the best interests of the Trust, including requiring any of the Sub-Adviser’s personnel with knowledge of Fund activities to place the interest of each Fund first, ahead of said personnel’s own interests, in all personal trading scenarios that may involve a conflict of interest with the Fund, consistent with the Sub-Adviser’s fiduciary duties under applicable law.

The services of the Sub-Adviser to the Adviser and the Fund with respect to the Assets are not to be deemed to be exclusive, and the Sub-Adviser and its affiliates shall be free to render any investment advisory or any other services to others (including other investment companies) whether similar or dissimilar in nature to the services hereunder (including investment services to other clients with same or a similar investment mandate as the Fund or the Assets) and to engage in any other activities. It is understood and agreed that the directors, officers, and employees of the Sub-Adviser are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors, trustees, or employees of any other firm or corporation, including other investment companies. The Adviser and the Trust acknowledge that the Sub-Adviser now acts and from time to time hereafter may act as investment adviser or sub-investment adviser to one or more private funds, investment companies and fiduciary or other managed accounts (collectively, the “accounts”), and the Adviser and Trust have no objection to the Sub-Adviser so acting. The Adviser and Trust acknowledge that while the Assets and other accounts may invest in the same type of securities, the Sub-Adviser may give advice or exercise investment responsibility and take such other action with respect to such other accounts which may differ from advice given or the timing or nature of action taken with respect to the Assets. In addition, it is understood that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties hereunder will not devote their full time to such services and nothing contained herein shall be deemed to limit or restrict the Sub-Adviser’s right or the right of any of the Sub-Adviser’s affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature. The Sub-Adviser shall endeavour to allocate investment opportunities among accounts managed by it, as well as the Assets, on the basis of the suitability of the investment for each managed account having regard to: (a) the type of proposed transaction; (b) the investment merits of the security or securities to be purchased or sold; (c) the substance of the existing portfolio of the managed account, and (d) the mandate.

(h)       Compliance Program of the Sub-Adviser. The Sub-Adviser represents and warrants that: (a) in accordance with Rule 206(4)-7 under the Advisers Act, the Sub-Adviser has adopted and implemented and shall maintain written policies and procedures reasonably designed to prevent violation by the Sub-Adviser and the Sub-Adviser’s supervised persons (as this term is defined in the Advisers Act) of the Advisers Act and the rules that the Commission has adopted under the Advisers Act; and (b) to the extent that the Sub-Adviser’s activities or services reasonably could be expected materially to affect the Assets, the Sub-Adviser has adopted and implemented and shall maintain written policies and procedures that the Trust’s chief compliance officer determines, upon notice to the Sub-Adviser, are reasonably designed to prevent violation of the “federal securities laws” (as this term is defined in Rule 38a-1 under the 1940 Act) by the Funds and the Sub-Adviser (the policies and procedures referred to in this Section 7(h) are referred to herein as the Sub-Adviser’s “Compliance Program”).

(i)       Representations. The representations and warranties in this Section 7 shall be deemed to be made on the date that this Agreement is executed and at the time of delivery of the quarterly compliance report required by Section 3(a) of this Agreement, whether or not specifically referenced in said report.

8.	Use of Names.

(a)       The Name “Catholic Responsible Investments”. The Adviser grants to the Sub-Adviser a limited, non-exclusive, non-sublicenseable, non-transferrable license to use the name and trademark “Catholic Responsible Investments” (the “Name”) for the duration of this Agreement or until such license is terminated by the Adviser. The foregoing authorization by the Adviser to the Sub-Adviser to use the Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, the Name; the Sub-Adviser acknowledges and agrees that, as between the Sub-Adviser and the Adviser, (i) the Adviser has the right to use, or authorize others to use, the Name (ii) the Adviser is the sole owner of the Name, all rights therein and all goodwill associated therewith, and (iii) all rights arising from use of the name by the Trust shall inure to the benefit of the Adviser. The Sub-Adviser shall use the Name only in a manner consistent with uses approved by the Adviser. Notwithstanding the foregoing, except as provided by law or to provide its services hereunder, neither the Sub-Adviser nor any affiliate or agent of the subadviser shall make reference to or use the Name without the prior approval of Adviser, which approval shall not be unreasonably withheld or delayed; provided, that the Sub-Adviser is authorized to disclose the Name and the Adviser’s and each Fund’s identities as clients of the Sub-Adviser in any representative client list prepared by the Sub-Adviser for use in marketing materials. The Sub-Adviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Sub-Adviser to satisfy the foregoing obligation in connection with any services said affiliates or agents provide to the Sub-Adviser or to a Fund under this Agreement. The Adviser has obtained all licenses and permissions necessary for the Sub-Adviser to use any index data provided to the Sub-Adviser by the Adviser or Adviser’s agent under this Agreement and the Sub-Adviser is not required to obtain any said licenses or permissions itself.

The Trust grants to the Sub-Adviser a sub-license to use a Fund’s name or the Funds’ names (collectively, a “Fund Name”). The foregoing authorization by the Trust to the Sub-Adviser to use a Fund Name is not exclusive of the right of the Adviser itself to use, or to authorize others to use, a Fund Name. The Sub-Adviser shall use a Fund Name only in a manner consistent with uses approved by the Trust. The Sub-Adviser hereby agrees to make all reasonable efforts to cause any affiliate or agent of the Sub-Adviser to satisfy the foregoing obligation in connection with any services said affiliates or agents provide to the Sub-Adviser or to a Fund under this Agreement.

(b)        The Name “Global Alpha Capital Management, Ltd.” The Sub-Adviser grants to the Adviser and Trust a sub-license to use the name “Global Alpha Capital Management, Ltd.” (the “Sub-Adviser Name”) in connection with the Funds. The foregoing authorization by the Sub-Adviser to the Adviser to use the Sub-Adviser Name is not exclusive of the right of the Sub-Adviser itself to use, or to authorize others to use, the Sub-Adviser Name; the Adviser acknowledges and agrees that, as between the Adviser and the Sub-Adviser, the Sub-Adviser has the right to use, or authorize others to use, the Sub-Adviser Name. The Adviser shall use the Sub-Adviser Name only in a manner consistent with uses approved by the Sub-Adviser. Notwithstanding the foregoing, neither the Adviser nor any affiliate or agent of the Adviser shall make reference to or use the Sub-Adviser Name or any of the Sub-Adviser’s respective affiliates or clients names without the prior approval of the Sub-Adviser, which approval shall not be unreasonably withheld or delayed. The Adviser hereby agrees to make all reasonable efforts to cause the Trust and any affiliate or agent of the Adviser to satisfy the foregoing obligation. The sub-license granted herein in regard to a Fund shall terminate in the event that the Sub-Adviser no longer is a sub-adviser to the Fund.

9.	Sub-Adviser’s Compensation.

The Adviser shall pay to the Sub-Adviser, as compensation for the Sub-Adviser’s services hereunder, a fee, determined as described in Schedule A that is attached hereto and made a part hereof. Said fee shall be computed daily and paid not less than monthly in arrears by the Adviser. A Fund shall have no responsibility for any fee payable to the Sub-Adviser.

The Sub-Adviser shall be compensated based on the portion of Fund Assets allocated to the Sub-Adviser by the Adviser. The method for determining the net assets of a Fund for the purposes hereof shall be the same as the method for determining net assets for purposes of establishing the offering and redemption prices of Fund shares as described in the Fund’s prospectus. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in said month.

10.       Independent Contractor.

In the performance of the Sub-Adviser’s duties hereunder, the Sub-Adviser is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust, or the Adviser in any way or otherwise be deemed to be an agent of the Fund, the Trust, or the Adviser. If any occasion should arise in which the Sub-Adviser gives any advice to the Sub-Adviser’s clients concerning the shares of a Fund, the Sub-Adviser shall act solely as investment counsel for said clients and not in any way on behalf of the Fund.

11.       Assignment and Amendments.

This Agreement automatically shall terminate, without the payment of any penalty, either: (i) in the event of the Agreement’s “assignment” (as that term is defined in Section 2(a)(4) of the 1940 Act); or (ii) in the event of the termination of the Management Agreement; provided, that said termination shall not relieve the Adviser or the Sub-Adviser of any liability incurred hereunder.

This Agreement may not be added to or changed orally and may not be modified or rescinded except by a writing signed by the parties hereto and in accordance with the 1940 Act, when applicable.

12.	Duration and Termination.

This Agreement shall become effective as of the date executed and shall remain in full force and effect continually thereafter, subject to renewal as provided in Section 12(d) hereof and unless terminated automatically as set forth in Section 11 hereof or until terminated as follows:

(a)       The Trust may cause this Agreement to terminate either (i) by vote of the Trust’s Board or (ii) with respect to a Fund, upon the affirmative vote of a majority of the outstanding voting securities of the Fund; or

(b)       The Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Sub-Adviser and the Trust; or

(c)       The Sub-Adviser at any time may terminate this Agreement by not more than sixty (60) days’ nor less than thirty (30) days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Trust; or

(d)       This Agreement automatically shall terminate two (2) years from the date of the Agreement’s execution unless the Agreement’s renewal specifically is approved at least annually thereafter by: (i) a majority vote of the Trustees, including a majority vote of said Trustees who are not interested persons of the Trust, the Adviser, or the Sub-Adviser, at a meeting called for the purpose of voting on said approval; or (ii) the vote of a majority of the outstanding voting securities of the Fund; provided, however, that, if the continuance of this Agreement is submitted to the shareholders of the Fund for the shareholders’ approval and said shareholders fail to approve said continuance of this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder as to the Fund in a manner consistent with the 1940 Act and the rules and regulations thereunder; and

(e)        Termination of this Agreement pursuant to this Section shall be without payment of any penalty.

In the event of termination of this Agreement for any reason, the Sub-Adviser, promptly upon notice of termination or on such later date as may be specified in said notice, shall cease all activity on behalf of a Fund and with respect to any of the Fund’s assets, except as expressly directed by the Adviser or as otherwise required by any fiduciary duties of the Sub-Adviser under applicable law. In addition, the Sub-Adviser shall deliver the Fund’s Books and Records to the Adviser and the Trust by such means and in accordance with such schedule as the Adviser and the Trust, respectively, shall direct and otherwise shall cooperate, as reasonably directed by the Adviser and the Trust, in the transition of portfolio asset management to any successor of the Sub-Adviser, including the Adviser.

13.       Certain Definitions.

For the purposes of this Agreement:

(a)       “Affirmative vote of a majority of the outstanding voting securities of the Fund” shall have the meaning as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

(b)       “Interested persons” and “Assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the Commission under the 1940 Act or any interpretations of the Commission staff.

14.       Liability.

(a)       The Sub-Adviser shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the information relating to the Sub-Adviser and the Sub-Adviser’s affiliates, the Fund’s investment strategies and related risks, and other information, that the Sub-Adviser provides to the Adviser specifically for inclusion in a Fund’s Disclosure Documents in writing.

(b)       The Sub-Adviser shall be liable to a Fund for any loss (including transaction costs) incurred by the Fund as a result of any investment or trade error made by the Sub-Adviser in contravention of: (i) any investment policy, guideline, or restriction set forth in the Registration Statement or as approved by the Board from time to time and provided to the Sub-Adviser; or (ii) applicable law, including, but not limited to, the 1940 Act and the Code (including, but not limited to, the Fund’s failure to satisfy the diversification or source of income requirements of Subchapter M of the Code) (the investments described in this subsection (b) collectively are referred to as “Improper Investments”).

(c)       The Sub-Adviser shall indemnify and hold harmless the Adviser, the Trust, each affiliated person of the Trust within the meaning of Section 2(a)(3) of the 1940 Act, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act (any said person, an “Indemnified Party”) against any and all losses, claims, damages, expenses, or liabilities (including the reasonable cost of investigating and defending any alleged loss, claim, damage, expense, or liability and reasonable counsel fees incurred in connection therewith) to which any said person may become subject under the 1933 Act, the 1934 Act, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses, or liabilities (or actions in respect thereof) arise out of or are based upon: (i) a material breach by the Sub-Adviser of this Agreement or of the representations and warranties made by the Sub-Adviser herein; (ii) any Improper Investment; (iii) any untrue statement of a material fact by the Sub-Adviser contained in any Disclosure Document relating to the Sub-Adviser and the Sub-Adviser’s affiliates, each Fund’s investment strategies and related risks, and other information; but only to the extent such untrue statement of a material fact was contained in disclosure supplied by Sub-Adviser in writing for inclusion therein or the omission by the Sub-Adviser from a Disclosure Document of a material fact regarding the Sub-Adviser or the Sub-Adviser’s investment program required to be stated therein or necessary to make the statements therein not misleading; or (iv) the Sub-Adviser’s performance or non-performance of the Sub-Adviser’s duties hereunder; provided, however, that nothing herein shall be deemed to protect any Indemnified Party who is a Trustee or officer of the Trust against any liability to the Trust or to the Trust’s shareholders to which said Indemnified Party otherwise would be subject by reason or willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of said person’s office with the Trust.

(d)       The Adviser agrees to indemnify and hold harmless the Sub-Adviser from and against any and all claims, losses, expenses, obligations and liabilities (including reasonable attorney’s fees) to which the Sub-Adviser may become subject directly arising out of or resulting from, the Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its obligations and duties under this Agreement, or by reason of its reckless disregard of its obligations and duties under this Agreement.

15.	Confidentiality.

(a)       From time to time, a party may disclose, exchange, or make available, the party’s “Confidential Information” (as that term is defined below) to the other parties. For purposes of this Agreement, “Confidential Information” shall mean any information, data, or materials pertaining to a party’s (“Discloser”) or the party’s affiliates’ or subsidiaries’ business, financial, or internal plans or affairs, regardless of form of communication (whether oral, in hard copy, electronic, or any other medium whatsoever), and whether furnished to the other party (“Recipient”) before, on, or after the date of this Agreement, that is not currently available to the general public, and for which the owning party derives actual or potential value from said unavailability.

(b)       Confidential Information shall NOT include: (a) any information that is or becomes generally available to the public through no breach of this Agreement by Recipient; (b) any information that is disclosed to Recipient on a non-confidential basis by a third party who, to Recipient’s knowledge after due inquiry, has legitimate possession thereof and the unrestricted right to make this disclosure; and (c) any information developed by Recipient independently of, and without reference to, any Confidential Information disclosed by Discloser to Recipient.

(c)       Recipient acknowledges that any Confidential Information provided by Discloser shall be used by Recipient solely for purposes related to the Agreement, and, except as provided in a subsequent written agreement between the parties, the provision of Confidential Information shall not be construed as creating any express or implied license to develop or otherwise use the Confidential Information in any manner. Recipient agrees: (a) to take reasonable steps to safeguard the Confidential Information from theft, piracy, or unauthorized access, and to hold the Confidential Information in strict confidence and secrecy using at least the same level of care and protection against disclosure as Recipient uses in protecting Recipient’s own confidential and proprietary information; (b) not to use the Confidential Information for any purpose other than those purposes related to this Agreement; (c) not to reveal or disclose the Confidential Information to any individual, firm, or entity without the prior written consent of Discloser, other than as set forth in (e) below; (d) to inform third-party recipients of the confidential nature of the Confidential Information; and (e) to disclose Confidential Information to Recipient’s officers, directors, representatives, agents, or employees only on a “need-to-know” basis and to inform these individuals of their obligations under this Agreement, taking such steps as may be reasonable in the circumstances, or as may be reasonably requested by Discloser, to prevent any unauthorized disclosure, copying, or use of the Confidential Information. Neither Discloser nor any of Discloser’s officers, directors, employees, or controlling persons make any express or implied representation or warranty as to the completeness and accuracy of any Confidential Information, and Recipient agrees that none of these persons shall have any liability to Recipient or any of Recipient’s representatives and agents relating to or arising from the use of any Confidential Information or for any errors therein or omissions therefrom.

(d)       Recipient acknowledges that any Confidential Information provided pursuant to this Agreement constitutes unique, valuable, and special business of Discloser. Recipient agrees that a violation of any material provision of this Agreement may cause Discloser irreparable injury for which Discloser would have no adequate remedy at law, and agrees that Discloser may be entitled to seek immediate injunctive relief prohibiting said violation, without bond, in addition to any other rights and remedies available to Discloser.

(e)       Neither party shall be liable for disclosure of Confidential Information made to any court of proper jurisdiction, regulatory, self-regulatory, governmental agency or examining authority having jurisdiction over either party and pursuant to subpoena, court order, or other legal process or as otherwise required by law or regulation. Recipient shall provide the Discloser with prompt written notice of said request or requirement for disclosure, unless prevented by applicable law or regulation. If requested, Recipient shall reasonably cooperate at Discloser’s expense in defending against any said court or administrative order.

(f)       It is understood and agreed that regulators having jurisdiction over any of the parties shall have unrestricted access to all books, records, files, and other materials in a party’s possession, including the Confidential Information, and disclosure of the Confidential Information to these persons solely for purposes of supervision or examination may occur without written notice to or authorization from the Discloser.

16.       Enforceability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective, as to said jurisdiction, to the extent of said invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

17.       Limitation of Liability.

The parties to this Agreement acknowledge and agree that all litigation arising hereunder, whether direct or indirect, and of any and every nature whatsoever shall be satisfied solely out of the assets of a Fund and that no Trustee, officer or holder of shares of beneficial interest of the Fund shall be personally liable for any of the foregoing liabilities.

18.        Change In the Sub-Adviser’s Ownership.

The Sub-Adviser agrees that the Sub-Adviser shall notify the Trust of any anticipated or otherwise reasonably foreseeable change in the ownership of the Sub-Adviser that could: (i) materially impact the services provided by the Sub-Adviser to a Fund, or (ii) that could result in a change of control under Section 15(a)(4) of the 1940 Act, within a reasonable time prior to said change being effected.

19.       Jurisdiction.

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, and the Sub-Adviser consents to the jurisdiction of courts, both state and federal, in Delaware, with respect to any dispute under this Agreement.

20.        Representations of Adviser.

The Adviser represents, warrants, and agrees, as of the date hereof, as follows:

(a)        The Adviser: (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; and (ii) has the authority to enter into and perform the services contemplated by this Agreement.

(b)        The Trust is, or will be, registered as an investment company under the 1940 Act and shall maintain such registration in good standing throughout the term of this Agreement, and the Trust has elected, or will elect, to qualify and has qualified, together with the Fund, as a regulated investment company under the Code, and the Fund’s shares are registered under the 1933 Act.

(c)       The Adviser is an entity duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization and in good standing in each other jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be duly qualified would materially affect the Adviser’s ability to perform its obligations under this Agreement. The Adviser has full power and authority to perform its obligations under this Agreement and it has the requisite power and authority to own property, perform its obligations and conduct its business.

(d)       The execution and delivery of this Agreement, the incurrence of the obligations herein set forth and the consummation of the transactions contemplated herein will not constitute a breach of, or default under, any instrument by which the Adviser is bound or any order, rule, statue or regulation applicable to the Adviser of any court or any governmental body or administrative agency having jurisdiction over the Adviser including, without limitation the 1940 Act or the Advisers Act.

(e)       This Agreement has been duly and validly authorized, executed and delivered by the Adviser and constitutes a legal, valid and binding agreement of the Adviser enforceable in accordance with its terms. This Agreement has been duly approved by the Trust and the Board of Trustees of the Trust in accordance with all applicable requirements of the 1940 Act. The Adviser acknowledges that it received a copy of the Sub-Adviser’s Form ADV prior to the execution of this Agreement.

(f)       The Adviser is not in default of any material obligation to which it is bound or agreement to which it is a party, nor is the Adviser in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which it is subject, which default or violation would materially adversely affect the business or financial condition of the Adviser or is reasonably likely to have a material adverse effect on the Adviser’s ability to carry out its obligations under this Agreement.

(e)       Each Fund is a “qualified institutional buyer” as defined in the Rule 144A under the 1933 Act.

If at any time, any event shall occur which would make any of the foregoing representations and warranties of the Adviser no longer true and accurate in any material respect, the Adviser shall notify the Sub-Adviser as soon as is reasonably practicable, except as prohibited by applicable law.

21.       Paragraph Headings.

The headings of paragraphs contained in this Agreement are provided for convenience only, form no part of this Agreement, and shall not affect this Agreement’s construction.

22.	No Third Party Beneficiaries.

This Agreement is for the exclusive benefit and convenience of the Trust, the Adviser and the Sub-Adviser and there are no third-party beneficiaries of this Agreement. Nothing contained herein shall be construed as granting, vesting, creating or conferring any direct, indirect, or derivative right of action, or any other right or benefit, upon past, present or future shareholders of any Fund or upon any other third-party.

21.       Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, by original signature or electronic copy thereof, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date first above written.

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

By:	/s/ Jeffrey A. McCroy
Name:	Jeffrey A. McCroy
Title:	President and Chief Executive Officer

Global Alpha Capital Management, Ltd.

By:	/s/ Robert Beauregard
Name:	Robert Beauregard
Title	CIO

ACKNOWLEDGED & ACCEPTED BY:

CATHOLIC RESPONSIBLE INVESTMENTS FUNDS

By:	/s/ Michael G. Beattie
Name: Michael G. Beattie
Title: President

SCHEDULE A

to the

SUB-ADVISORY AGREEMENT

dated November 17, 2021, between

CHRISTIAN BROTHERS INVESTMENT SERVICES, INC.

and

Global Alpha Capital Management, Ltd.

The Adviser shall pay to the Sub-Adviser as compensation for the Sub-Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund as may be allocated by the Adviser to the Sub-Adviser from time to time in accordance with the following fee schedule:

Fund

[Redacted]

21